                                                                   EXHIBIT 10.12

                               LICENSE AGREEMENT
                               (Twilight Sensor)


                                    between



                             CONTROL DEVICES, INC.



                                      and



                                DENNIS J. HEGYI


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This License Agreement, made and entered into this 3rd day of April, 1995 by and between DENNIS J. HEGYI (HEGYI), an individual having a residence at 1708 Morton Avenue, Ann Arbor, Michigan 48104, and CONTROL DEVICES, INC. (CONTROL DEVICES), an Indiana corporation, having a place of business at Route 35, Standish, Maine 04084.

Whereas HEGYI has developed a system consisting of, without limitation, a light detector and a diffuser which has an overall spectral response like that of the human eye that may be used to control the headlights of vehicles, e.g., a type of twilight sensor, and has developed designs and related know-how to sense ambient light levels; and

     Whereas HEGYI represents that he has the sole right to grant licenses under the Invention (as hereinafter defined) and under patents that have issued or might issue thereon; and

     Whereas HEGYI is willing to grant an exclusive license of the Invention to CONTROL DEVICES based on the conditions hereinafter set forth; and

     Whereas CONTROL DEVICES is willing to acquire an exclusive worldwide license to commercialize such Invention;

     Now, therefore, in consideration of the foregoing and the rights and obligations hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                            ARTICLE I.  DEFINITIONS

     Section 1. When used in this License Agreement, the following terms shall have the following meanings for all purposes of this License Agreement.


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     Section 1.1  "Invention" means the method and apparatus which (i) was discovered by HEGYI, (ii) pertains to a diffuser with a characteristic spectral response which controls the spectrum of radiation that is incident on a photodetector, and (iii) the electrical signal from the photodetector is characteristic of the response of the human eye to light. Invention further includes any methods, processes, electrical circuits, devices, apparatuses, designs, equipment, and/or structures for such a system or for use in connection therewith.

     Section 1.2 "Improvements" mean any modification, amendment, or enhancement of the Invention.

     Section 1.3 "Licensed Patent(s)" means any and all letters patent owned by HEGYI claiming the Invention or Improvements that may issue or have been issued including any and all renewals, divisions, continuations, continuations-in-part, reissues, substitutions, confirmations, registrations, revalidations, revisions, extensions, or additions of or to any of the aforesaid patents and patent applications.

     Section 1.4 "Valid Claim(s)" means any claim(s) in an unexpired patent included within the applicable Licensed Patents which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail.

     Section 1.5 "Know-How" means and includes all discoveries, inventions, improvements, technical information, trade secrets, prototypes, models, experience, work products, documentation, reports and data, and all results from experiments, testing development and demonstrations, and any other data, written or unwritten, including all such information and knowledge derived from work and services performed prior to the date of this License Agreement by HEGYI, all of which relate to the Invention and/or Improvements, at least some of such Know-How having been disclosed to CONTROL


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DEVICES and/or its predecessor GTE Control Devices pursuant to written agreements of confidentiality.

     Section 1.6 "Affiliate(s)" of CONTROL DEVICES means any partnership, organization, association, company, corporation, individual or other entity which is controlled, directly or indirectly, by CONTROL DEVICES or wherein CONTROL DEVICES, directly or indirectly, owns more than fifty percent (50%) of the equity or voting stock. Except as the context may otherwise require, for the purposes of this License Agreement, the term CONTROL DEVICES shall mean and include the Affiliates of CONTROL DEVICES.

     Section 1.7 "Royalty Product(s)" includes any process, method, substance, equipment, mechanism, device or other property, or combination thereof, the manufacture, use or Sale of which would, but for this License Agreement, infringe one or more Valid Claims, or any process, method, substance, equipment, mechanism, device or other property, or combination thereof which incorporates, or the manufacture, use or Sale of which utilizes, Know-How.

     Section 1.8 "Net Selling Price" means CONTROL DEVICES' invoice price, being the price billed exclusive of taxes, such as sales, use, or other added taxes less a documented deduction under normal business practices for transportation, freight, insurance, promotions, discounts, and duty if such deductions are applicable. If in any transaction a Royalty Product is Sold without a separately identifiable Net Selling Price (either because such sale is part of a larger transaction including additional equipment and/or services, or for any other reason), then for purposes of this License Agreement, the Selling Price shall mean the established current Net Selling Price for equivalent quantities of Royalty Products when Sold and invoiced separately, but if no Net Selling Price has been established, the Net Selling Price shall be deemed to be the fair market price.

     Section 1.9 "Sold" (together with conjugate terms "Sell," "Sale," "Sales," "Selling," etc.) means generally transferred by CONTROL DEVICES or any Affiliate or sublicensee of CONTROL DEVICES for value in an arm's length transaction to a transferee other than an Affiliate or sublicensee of CONTROL DEVICES, and shall include without limitation, Royalty Products which are rented, leased, consigned or given, except salesperson samples provided without charge. Royalty Products shall be considered Sold when billed out; or, if not billed out, then when shipped, mailed, or otherwise


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delivered, or when paid for before delivery.  However, upon expiration or termination of this License Agreement, all Royalty Products shipped or otherwise delivered on or prior to the date of such expiration or termination, which have not been billed out or otherwise disposed of, shall be considered Sold and therefore subject to royalties hereunder. A lease, a consignment, a transfer to a place of use or a delivery to another, regardless of the basis of compensation, if any, is an example of a disposition to be treated as a Sale and subject to royalties. The scrapping as junk so as not to be used for the normal contemplated or intended purpose thereof, or the mere routine manufacturing and testing thereof, is an example of a disposition which, in itself, is not subject to royalties. Royalties paid hereunder on License Products returned to CONTROL DEVICES for which credit is allowed by CONTROL DEVICES shall be entitled to be deducted from royalties due for the period in which credit is allowed.

     Section 1.10 "Consultant's Agreement" means the six (6) year agreement between the parties hereto which covers HEGYI's consulting services on behalf of CONTROL DEVICES, effective April 1, 1995.

     Section 1.11 "Purchase Order Milestone" means any purchase order or similar agreement or combination of such agreements from automotive OEMs and/or supplier(s) thereto covering Royalty Product(s), wherein the effect of such agreement or combination of agreements is to cause the cumulative, projected volume of Sales, over the life of this Agreement, of Royalty Product(s) (or actual volume of such Sales, whichever comes first), as computed on the basis of the purchasers' projected volumes contained in such agreement or combination of agreements, to equal or exceed one million United States dollars (US $1,000,000).


                           ARTICLE II.  LICENSE GRANT

     Section 2.1 HEGYI grants CONTROL DEVICES a worldwide exclusive license under the Licensed Patents and/or Know-How to make, use, Sell or otherwise dispose of Royalty Product(s).

     Section 2.2 The exclusive license granted herein includes the right to sublicense provided that CONTROL DEVICES notifies HEGYI regarding any sublicense, reports to HEGYI regarding any

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sublicense, reports to HEGYI the Sales made under such sublicense, accounts for royalties on such Sales and pays royalties thereon to HEGYI in the same manner as provided herein for Sales by CONTROL DEVICES, as though such Sales were made by CONTROL DEVICES itself.

     Section 2.3 Except as provided in Article VII herein, the exclusive license granted to CONTROL DEVICES precludes HEGYI from making, having made, using, selling or otherwise disposing of Royalty Products.


                             ARTICLE III.  PAYMENTS

     Section 3.1 CONTROL DEVICES agrees to pay HEGYI royalties on Sales by CONTROL DEVICES, Affiliates and sublicensees anywhere in the world at a rate equal to five percent (5%) of the Net Selling Price of Royalty Products covered by one or more Valid Claims; and

     Section 3.2 (a) As to Royalty Products not covered by one or more Valid Claims, CONTROL DEVICES agrees to pay HEGYI royalties on Sales by CONTROL DEVICES, Affiliates, and sublicensees in accordance with the following schedule, except as described in Paragraph (b) below:

     (i) Five percent (5%) of the Net Selling Price for the three years beginning January 1, following the first sale of Royalty Products in commercial quantities;

     (ii) Three percent (3%) of the Net Selling Price for next three years beginning January 1; and

     (iii) One percent (1%) of the Net Selling Price for the final three years beginning January 1, after which CONTROL DEVICES shall have a paid-up royalty-free license on such Royalty Products not covered by one or more Valid Claims. Such paid-up license shall become non-exclusive if and at such time as any license to CONTROL DEVICES under Licensed Patents is terminated.

     (b) As to Royalty Products not covered by one or more Valid Claims, if CONTROL DEVICES, including its Affiliates and sublicenses, is the sole source supplier for any particular model

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

product, then for the portion of Sales of Royalty Products for which CONTROL DEVICES, including its Affiliates and sublicenses, is the sole source supplier of twilight type sensors used on a particular model product, CONTROL DEVICES will extend its obligations to HEGYI under Paragraph (a) above for an additional three (3) years by replacing the three (3) year term contained in Subparagraph
(ii) of said Paragraph (a) with a six (6) year term.

     Section 3.3 CONTROL DEVICES agrees to pay HEGYI an annual minimum royalty of five thousand dollars ($5,000) in calendar year 1996, ten thousand dollars ($10,000) in calendar year 1997, thirty-five thousand dollars ($35,000) in calendar year 1998, forty-five thousand dollars ($45,000) in calendar year 1999, fifty-five thousand dollars ($55,000) in calendar year 2000, and sixty-five thousand dollars ($65,000) in calendar year 2001 and each year thereafter during the life of this License Agreement. These monies are to be paid on or before January 3rd of each year, with the monies so paid acting as an advance against royalties otherwise to be paid to HEGYI under Sections 3.1 and 3.2 above during that calendar year only in which said minimum royalty payment is paid and applicable; so that CONTROL DEVICES shall be allowed to credit the full amount of each minimum royalty payment against the royalties which would otherwise be paid to HEGYI under Sections 3.1 and 3.2 of this License Agreement during the calendar year in which such minimum royalty payment is made, with no carryforward of excess credit against royalties to be paid in other years; and any royalties to be paid to HEGYI during any calendar year which are in excess of that year's minimum royalty payment shall be paid as otherwise required under this License Agreement.

     Section 3.4 CONTROL DEVICES shall pay HEGYI two hundred and twenty-five thousand dollars ($225,000) within fifteen (15) business days of the reaching of any agreement (or the completion of any Sale, whichever comes first) resulting in initial achievement of the milestone defined above as the Purchase Order Milestone.

     Section 3.5 As partial consideration for HEGYI's entering into this License Agreement, CONTROL DEVICES shall enter into the Consultant's Agreement and shall perform and maintain all of its obligations contained therein for the full term of said agreement.


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

                      ARTICLE IV.  RECORDS AND ACCOUNTING

     Section 4.1 CONTROL DEVICES shall maintain accurate records in sufficient detail and form to enable the royalties hereunder to be determined. CONTROL DEVICES shall require all Affiliates and sublicensees, regardless of tier, to keep true and accurate records and books of account containing data reasonably required for the computation and verification of royalty payments. Such records shall include such other accounting and business documents as may, under recognized accounting practices, contain information bearing on the amount of royalties payable hereunder, and shall show all Royalty Products manufactured, sold, put into use, or otherwise disposed of by CONTROL DEVICES on which royalties are payable under Article III hereof. CONTROL DEVICES shall be required to keep such records for a period of six (6) years after each respective quarterly reporting period referred to in Section 4.2.

     Section 4.2 CONTROL DEVICES shall render to HEGYI quarterly reports or abstracts from such records (in detail showing products Sold, prices at which Sold and royalty due) together with copies of customer invoices sent during each quarter within forty-five (45) days after each March 31, June 30, September 30, and December 31 of each calendar year, irrespective of whether any Royalty Products are manufactured, Sold, put into use, or otherwise disposed of by CONTROL DEVICES, or any of its Affiliates, or sublicensees. Each quarterly report shall state the amount of royalties due. Such quarterly reports shall specifically identify all taxes or other deductions which are excluded from said Net Selling Price and which are not itemized in an invoice. HEGYI shall keep information from such reports or abstracts confidential and shall disclose such information only to the extent required for tax or other similar purposes or as may be required by law.

     Section 4.3 Simultaneously with the making of each such report, CONTROL DEVICES agrees to pay HEGYI the royalty or minimum payments specified under
Article III hereof, which is shown to be due and payable by such report.

     Section 4.4 Payments for any and all royalties and fees described in this License Agreement shall be in United States currency and shall be made by check payable to "Dennis J. Hegyi" and forwarded to the following address:

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     Dennis J. Hegyi
     1708 Morton Avenue
     Ann Arbor, MI  48104

or to such other address that HEGYI may designate by notice in writing in conformity with Article XIX below. Quarterly reports shall be mailed to the same address. It is contemplated hereby that payments due under this License Agreement for Sales in foreign countries may be treated differently (pursuant to notice to CONTROL DEVICES by HEGYI) than payments for Sales in the United States. Monetary conversions, from a currency in which a Sale is made into another currency, shall be made at the official exchange rate for royalty remittances in force in the country involved on the last business date of the quarterly period. If there is no official exchange rate, the conversion shall be made at the rate for such remittance on that date as certified by Citibank N.A. of New York.

     Section 4.5 In the event that no Royalty Products are Sold during any period for which a report is required hereunder, a report to that effect shall nevertheless be rendered to HEGYI for such period.

     Section 4.6 CONTROL DEVICES covenants that it will employ a system of product identification that will permit royalty calculations to be verified upon subsequent review by HEGYI or his auditors.

     Section 4.7 CONTROL DEVICES agrees to permit its relevant records to be examined upon reasonable notice during business hours by an independent certified public accountant at HEGYI's expense, provided that (i) such accountant agrees to maintain the confidentiality of such information and to sign an agreement with CONTROL DEVICES to that effect if so requested by CONTROL DEVICES, and (ii) CONTROL DEVICES has agreed to the auditor or auditors in advance of the audit. If the audit reveals that CONTROL DEVICES payments to HEGYI have been less than ninety-seven percent (97%) of the amount owed to HEGYI during the period of audit, CONTROL DEVICES shall pay the costs of the audit up to a maximum limit of five thousand dollars ($5,000)


                         ARTICLE V.  COMMERCIALIZATION

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     Section 5.1  CONTROL DEVICES agrees to use reasonable efforts to commercialize the Invention. In the event that CONTROL DEVICES fails to use such reasonable efforts, the liquidated damages for such failure shall be limited to forty-seven thousand five hundred dollars ($47,500). CONTROL DEVICES shall not be liable for any other damages, consequential or otherwise, related to its obligation to commercialize the Invention.


                           ARTICLE VI.  CONSTRUCTION

     Section 6.1  Nothing in this License Agreement shall be construed as:

         (a) A warranty or representation by HEGYI as to the validity or scope of any patent rights;

         (b) An agreement to bring or prosecute actions or suit against third parties for patent infringements; or

         (c) An agreement by HEGYI to indemnify CONTROL DEVICES or otherwise hold CONTROL DEVICES harmless, for any liability incurred regarding the manufacture, use, or sale of the Royalty Products, including, without limitation, attorneys' fees and costs incurred in defending claims based on warranty, product liability, infringement of the proprietary or intellectual property rights of others, or any other claim.


                           ARTICLE VII.  TERMINATION

     Section 7.1 In the event CONTROL DEVICES fails to perform any of its obligations hereunder, including but not limited to its obligations under the Consultant's Agreement, and such failure to perform constitutes a material breach of its obligations, HEGYI may notify CONTROL DEVICES in writing of such default and HEGYI shall have the option of treating this License Agreement as in full force and effect and of taking proper steps to enforce compliance and to recover any royalties and other sums due and payable hereunder and/or under the Consultant's Agreement, or of terminating this


                                      10
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License Agreement and the license granted hereunder; provided, that in the case where HEGYI elects to terminate this License Agreement, he shall first send CONTROL DEVICES notice of his election to terminate this License Agreement together with a statement as to the grounds upon which the termination is based. If within a period of thirty (30) days after such notice CONTROL DEVICES shall have cured such failure to perform in accordance with the provisions of this License Agreement, then the notice shall become null and void and of no effect; otherwise, the notice shall remain effective and this License Agreement shall cease and terminate at the expiration of such period.

     Section 7.2 Unless otherwise terminated as herein provided, CONTROL DEVICES' obligation to pay royalties on Royalty Products shall end when the last such obligation under Article III herein expires.

     Section 7.3 In the event of any termination of this License Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease with respect thereto, and (i) CONTROL DEVICES shall continue to be liable for all royalties and other sums accruing hereunder up to the day of such termination; and (ii) CONTROL DEVICES shall render a final report and royalty payment and permit a final audit in accordance with Sections
4.6 and 4.7.

     Section 7.4 Upon early termination in accordance with Section 7.1 of this License Agreement for any cause, (i) HEGYI may purchase, with CONTROL DEVICES' consent, any CONTROL DEVICE'S rights related to the Invention that were developed in the commercialization of the Invention up to the date of such termination, (ii) upon HEGYI's request, CONTROL DEVICES shall transfer to HEGYI all HEGYI owned drawings, plans, models, prototypes and other material related to the Invention, and (iii) CONTROL DEVICES shall be permitted to complete any contractual or other legal obligations to third parties regarding the supply of product or spare parts until such time as HEGYI or another person has effectively assumed such obligations.

     Section 7.5 In the event HEGYI fails to perform any of his obligations hereunder, CONTROL DEVICES may notify HEGYI in writing of such default, including a notice of termination and a statement of reasons for such termination. The notice of termination shall be served upon HEGYI at least thirty (30) days before a termination date established by CONTROL DEVICES. Immediately upon


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service of such notice of termination, HEGYI shall have the right to begin negotiations with others for the manufacture, sale, and use of the Royalty Products. If within a period of thirty (30) days after such notice, HEGYI shall have cured such failure to perform in accordance with the provisions of this License Agreement, then the notice shall become null and void and of no effect; otherwise, the notice shall remain effective and this License Agreement shall cease and terminate at the expiration of such period.

     Section 7.6 CONTROL DEVICES may terminate the License Agreement for any reason by providing HEGYI with thirty (30) days advanced written notice and a payment of forty-seven thousand five hundred dollars ($47,500) at the time of termination; provided however, such termination payment shall be reduced in amount as set forth hereafter. If Sales for the twelve-month period immediately preceding the date of the termination notice total less than $1.1 million dollars ("Actual Sales"), the payment to HEGYI shall be reduced to an amount computed as follows:

     (1) $1.1 million minus Actual Sales = X

     (2) X/$1 million times $47,500 = Y

     (3) $47,500 minus Y = termination pay.


               ARTICLE VIII.  PROSECUTION OF PATENT APPLICATIONS

     Section 8.1 HEGYI shall diligently prosecute any and all patent applications claiming Inventions and/or Improvements which he elects to file and shall pay all fees due to prevent such applications or any issued patents from being abandoned or forfeited. Within thirty (30) days of its receipt of an invoice from HEGYI, CONTROL DEVICES shall reimburse HEGYI for all such reasonable costs incurred prior to the date of this License Agreement for prosecuting patent applications in Japan, South Korea, West Germany, the United States, France, Great Britain, and Italy. Within thirty (30) days of its receipt of an invoice from HEGYI, CONTROL DEVICES shall pay for all such reasonable future costs in such countries, provided that CONTROL DEVICES has approved them in advance of being incurred.


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CONTROL DEVICES shall not unreasonably withhold such approval.

     Section 8.2 In the event CONTROL DEVICES requests that HEGYI file any patent application claiming Inventions and/or Improvements in any country and HEGYI elects not to file, HEGYI agrees to do so at CONTROL DEVICES' expense. Should HEGYI decide he wishes to terminate prosecution or otherwise intends to abandon any patent applications claiming Inventions and/or Improvements, HEGYI shall notify CONTROL DEVICES of such intention to abandon or forfeit at least sixty (60) days prior to the time at which the application or patent would become abandoned or forfeited. In such event, CONTROL DEVICES shall have the option to continue prosecution or take whatever action is necessary to prevent the application or patent from becoming abandoned or forfeited, and CONTROL DEVICES shall have all rights of ownership to such application or patent.


                           ARTICLE IX.  INFRINGEMENT

     Section 9.1   CONTROL DEVICES is empowered, at its sole option:

     (a) To bring suit in its own name or, if required by law, jointly with HEGYI, at CONTROL DEVICES' own expense and on CONTROL DEVICES' own behalf, for infringement of the Licensed Patents;

     (b) In any such suit, to enjoin infringement and to collect for CONTROL DEVICES' benefit all damages, profits, and awards of whatever nature recoverable for such infringement; and

     (c)  To settle any claim or suit for infringement of the Licensed Patents.

     Notwithstanding any other provision of this License Agreement, in any such suit CONTROL DEVICES is entitled to recover CONTROL DEVICES' expenses before HEGYI is entitled to any royalty payments. HEGYI shall be entitled to royalty payments for such infringement but such payments shall be limited to twenty-five percent (25%) of any excess of CONTROL DEVICES' recoveries over CONTROL DEVICES' expenses.


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     Section 9.2  In the event HEGYI shall bring to the attention of CONTROL
DEVICES any unlicensed infringement of the Licensed Patents and shall furnish CONTROL DEVICES with a written opinion by a registered patent attorney that such infringement exists, and CONTROL DEVICES shall not, within three (3) months:

     (a)  secure cessation of the infringement; or

     (b)  enter suit against the infringer; or

     (c) provide evidence of the pendency of a bona fide negotiation for the acceptance by the infringer of a sublicense under the Licensed Patents;

then HEGYI shall thereafter have the right, at his sole option, to terminate the exclusive license granted herein by notifying CONTROL DEVICES of such termination in writing. Upon termination of CONTROL DEVICES' exclusive license, CONTROL DEVICES shall retain a license on the same terms as set forth in this License Agreement except that (1) the license shall be non-exclusive and HEGYI shall have the right to license third parties under the Licensed Patents, (2) CONTROL DEVICES' license shall be limited to making and selling Royalty Products for customers to whom CONTROL DEVICES is contractually obligated to sell Royalty Products as of the date of termination or to whom CONTROL DEVICES has previously Sold commercial quantities of Royalty Products, and (3) CONTROL DEVICES shall not thereafter be able to grant any further sublicenses.

     Upon such termination, HEGYI may at his option file suit for the infringement, and any such suit shall be at HEGYI's own expense, and HEGYI shall collect for his benefit all damages, profits, and awards of whatever nature which are recoverable for such infringement. Provided that CONTROL DEVICES has no legitimate reason to refrain from cooperation, CONTROL DEVICES agrees to cooperate with HEGYI in such suit by (1) assigning to HEGYI CONTROL DEVICES' damage claim for past damages incurred up to the time of termination, (2) providing HEGYI with information and documents reasonably needed by HEGYI to prosecute such lawsuit, and (3) making CONTROL DEVICES employees reasonably available to HEGYI as witnesses (or other similar uses) up to a maximum of fifteen (15) workdays. CONTROL DEVICES shall participate in any settlement, verdict,

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or finding in  favor of HEGYI as follows:

     (1) actual costs other than legal fees incurred by HEGYI and CONTROL DEVICES shall be returned to both parties in full, or prorated equally if costs cannot be reimbursed in full, then

     (2) the remainder shall de divided in proportion to the time spent by each party, except that HEGYI's time shall be multiplied by two (2) to reflect the higher cost for his time.


                       ARTICLE X.  SUCCESSORS AND ASSIGNS

     Section 10.1 This License Agreement is intended to be binding upon the successors and assigns of CONTROL DEVICES and HEGYI, and their respective Affiliates. Neither CONTROL DEVICES nor HEGYI may assign this License Agreement without the consent of the other, except that CONTROL DEVICES may assign this License Agreement together with the sale or transfer of the business to which this License Agreement relates.


                          ARTICLE XI.  APPLICABLE LAW

     Section 11.1 This License Agreement shall be constructed, interpreted, and governed by the laws of Michigan.


                    ARTICLE XII.  EFFECT OF PRIOR AGREEMENTS

     Section 12.1 This License Agreement embodies all understandings and agreements between the parties concerning the subject matter hereof and the license granted, and supersedes and takes precedence over any previous or contemporaneous understandings or agreements, oral or written, between the parties hereto, but shall not supersede the Secrecy and Non-Disclosure Agreement executed on January 23, 1991 except that CONTROL DEVICES may disclose information as may be necessary to effect the purposes of this License Agreement.


                        ARTICLE XIII.  WAIVER OF BREACH

     Section 13.1 The failure by either party to exercise a right or enforce an obligation hereunder shall not be construed to be a waiver of same by either party with respect to future performance.


                           ARTICLE XIV.  SEVERABILITY

     Section 14.1 If any portion of this License Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, to the extent that such portion is not material to the underlying intent of the agreement, such portion shall be deemed severable from the remainder of this License Agreement, which remainder shall continue in all respects valid and enforceable. The parties mutually agree to cooperate in any revision of this contract which may be necessary to meet the requirements of the law.


                           ARTICLE XV.  FORCE MAJEURE

     Section 15.1 Neither party shall be under any liability hereunder to the other party on account of any loss, damage, or delay caused by the elements, embargoes, failures of carriers, acts of God or the public enemy, or compliance with any law, regulation or other governmental order, whether or not valid, as long as the delay in performance under this License Agreement is not greater than the period that the above-mentioned actions or events cause disruption.


                            ARTICLE XVI.  INDEMNITY


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

     Section 16.1 CONTROL DEVICES hereby indemnifies and agrees to require all Affiliates and sublicensees to indemnify HEGYI against any and all claims in the nature of product liability, warranty, and infringement of proprietary or intellectual property rights of others, related to Royalty Products Sold, used or disposed of by CONTROL DEVICES, its Affiliates or sublicensees. Said indemnification includes, but is not limited to, claims for damages, attorneys' fees, or costs. Said indemnification shall not include claims based on any warranty provided by HEGYI. If any claim within the scope of CONTROL DEVICES' indemnification obligation shall be made against HEGYI involving Royalty Products, HEGYI shall inform CONTROL DEVICES thereof and HEGYI shall cooperate with CONTROL DEVICES and its attorneys or insurer in a disposition of any such matters whenever reasonably requested to do so. CONTROL DEVICES shall assume full responsibility for defense of any such action for the benefit of itself and HEGYI.


                         ARTICLE XVII.  PRODUCT MARKING

     Section 17.1 CONTROL DEVICES agrees to mark its products with appropriate patent notice.


                ARTICLE XVIII.  ENTIRE AGREEMENT AND AMENDMENTS

     Section 18.1 This License Agreement contains the entire understanding of the parties with respect to the matter contained herein. The parties hereto may, from time to time during the continuance of this License Agreement, modify, vary or alter any of the provisions of this License Agreement, but only by an instrument duly executed by both parties hereto.


                             ARTICLE XIX.  NOTICES

     Section 19.1 Any notice, request, report or payment required or permitted to be given or made under this License Agreement by either Party shall be given by sending such notice by registered

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or certified United States mail, return receipt requested, postage prepaid, to the address set forth below or such other address as such Party shall have specified by written notice given in conformity herewith. Any notice given in accordance with the provisions of this Section shall be effective on the date received, as indicated on the postal service's return receipt, and any notice not so given shall not be valid unless and until actually received as evidenced by competent, written records kept in the normal course of business.

     To HEGYI:                    Dr. Dennis J. Hegyi
                                  1708 Morton Avenue
                                  Ann Arbor, Michigan 48104

     To CONTROL DEVICES:          Control Devices, Inc.
                                  228 Northeast Road
                                  Standish, Maine 04084
                                  ATTN:  Bruce Atkinson, President


                            ARTICLE XX.  BANKRUPTCY

     Section 20.1 If during the term of this Agreement, CONTROL DEVICES shall make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be instituted on behalf of or against CONTROL DEVICES, or if a receiver or trustee shall be appointed for the property of CONTROL DEVICES, HEGYI may, at his option, terminate this Agreement and revoke the license herein granted by written notice to CONTROL DEVICES.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed and delivered this Agreement as of the date first written above.

____________________________                    _______________________________
Dennis J. Hegyi                                 Bruce D. Atkinson, President,
                                                         Control Devices, Inc.

Date________________________                    Date___________________________


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